Contact: Bruce Widener, CEO 502-657-3501 investors@askbeacon.com

BEACON ENTERPRISE SOLUTIONS SIGNS DEFINITIVE AGREEMENT

LOUISVILLE, KY, May 22, 2013 -- Beacon Enterprise Solutions Group, Inc. (OTC: BEAC) (www.askbeacon.com) announced today that it has executed a Definitive Agreement for the acquisition of Optos Capital Partners, LLC. Optos, which conducts business through its subsidiaries Focus Fiber Solutions and Focus Wireless, is a leading provider of infrastructure services for wired and wireless telecommunication companies. Optos is keenly focused on the expanding bandwidth needed to meet the robust demand for fast and reliable access to wired and 4G wireless data networks. Upon completion of the transaction, the combined entity is expected to be renamed Optos Fiber.

Chris Ferguson, CEO of Optos, commented, “Optos has built its reputation and business around major, Fortune 500 corporate customers. It has grown rapidly since inception and has maintained that momentum in the first quarter of 2013. In 2011, we were able to generate more than $11 million in sales and grew that volume organically to north of $40 million in sales in 2012. We are excited about becoming a publicly traded company through the transaction with Beacon. We will now accelerate our growth with better access to capital and accretive add-on acquisitions. The market perceives the dramatic growth for capacity on communications networks by data, video, streaming, social media, mobile commerce and smart technology, and our profile as a public company is anticipated to enhance our prospects in the marketplace.”

Bruce Widener, the current CEO of Beacon, commented, “We believe this is a very positive development for Beacon stakeholders and we look forward to assisting the new management team in building value for shareholders and partners going forward.” Mr. Widener will remain on the Board of Directors of Optos following the transaction and will continue to provide transition services for an interim period.

“Optos is a service provider in the telecommunications infrastructure vertical, experiencing an increased growth mode as the industry moves to enable data capabilities,” added Mr. Ferguson. “As a data porting enabler, we help rebuild and upgrade the telecom network to manage and enhance broadband and allow for increased data usage. In short, the technology of smart phones has far exceeded the capabilities of the infrastructure. With companies like Facebook and Apple launching new cell phone apps daily, as more and more consumers use their cellphones and other mobile devices for activities other than telephone calls, data and video have become of paramount importance. The current fiber and wireless networks cannot support this expansion. The need to revamp and rebuild the networks is evident in the enormous capital service providers are spending. We believe this is an important development in our goal to assist customers in meeting their infrastructure needs.”

Under the terms of the Definitive Agreement, it is expected that Optos’ members will be issued preferred shares at closing that will convert into a majority of the common shares following a one-for-twenty reverse split. In addition to new management that will be brought in at the operating level, the Board of Directors of Optos is expected to be increased to 7 members. The Company also intends to pursue an uplisting of its shares as soon as possible following the transaction. Beacon and Optos expect to provide greater detail on this transaction, which is slated to close in the second quarter of this year, as well as an operating forecast for the balance of 2013, in the near future.

This press release may contain forward-looking statements. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements include, without limitation, the ability of Optos and Beacon to satisfy all of the conditions precedent to accomplish the closing of the transaction described above. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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